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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. 1)
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HESKA CORPORATION
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Heska Corporation
Jon Aagaard, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Announces its Annual Meeting of Stockholders on April 8, 2020
LOVELAND, CO, March 25, 2020 - Heska Corporation (NASDAQ: HSKA; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, announces its 2020 Annual Meeting of Stockholders. The meeting is scheduled for 9 a.m. MT/11 a.m. ET on Wednesday, April 8, 2020 and will be held at Heska corporate headquarters, located at 3760 Rocky Mountain Avenue, Loveland, CO. Stockholders of record as of February 14, 2020, are entitled to notice of, participate in and vote at, the annual meeting. Due to the evolving nature and concern surrounding the coronavirus (COVID-19) and as a prudent, precautionary measure, Heska’s 2020 Annual Meeting of Stockholders may be listened to via webcast and telephone. All stockholders are encouraged to vote on the matters before the Annual Meeting by proxy as described in the Company’s proxy materials provided to stockholders.

2020 Annual Meeting of Stockholders
Heska Corporation Headquarters
Wednesday, April 8, 2020
9 a.m. MT/11 a.m. ET

To access the webcast:

–	Webcast Access: Heska Annual Shareholder Meeting Webcast

–	The webcast will also be archived on www.heska.com for 90 days.

To access via telephone:

–	From within the United States, please dial 1-855-327-6837

–	From outside of the United States, please dial 1-631-891-4304

–	Conference ID: 10008930

About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through two business segments. The Core Companion Animal Health ("CCA") segment represents approximately 85% of revenues, and the Other Vaccines and Pharmaceuticals ("OVP") segment represents approximately 15% of revenues, as of December 31, 2019. CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third party agreements and channels, primarily for herd animal health.